Exhibit 99.2
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Steven H. Shapiro
EVP, Corporate Secretary
TRADED:	Nasdaq		(630) 875-7345
SYMBOL:	FMBI		Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
www.firstmidwest.com

FIRST MIDWEST BANCORP ANNOUNCES AGREEMENT TO ACQUIRE BANK CALUMET

ITASCA, IL, DECEMBER 12, 2005 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced the execution of a definitive agreement to acquire Bank Calumet, Inc. for $307 million in cash. Bank Calumet is a bank holding company headquartered in Hammond, Indiana with $1.1 billion in assets as of September 30, 2005 and 29 branches located predominantly in Lake County, Indiana and the contiguous Illinois counties of Cook and Will.

"Bank Calumet presents us with an excellent opportunity to expand our franchise in the southeast Chicago metropolitan area," said John O'Meara, President and Chief Executive Officer of First Midwest. "We look forward to building upon the long-standing relationships that Bank Calumet has developed in its 72 years of banking service to these dynamic markets. We also expect that Bank Calumet's conservative policies, diversified lending base, and community banking approach will fit well with First Midwest's established business model."

"This acquisition should enable First Midwest to participate in the redevelopment of the traditional northwest Indiana markets and will give First Midwest significant market share in virtually all of the dynamic southern Lake County, Indiana communities." O'Meara emphasized that the transaction should begin to be accretive for 2006 and fully accretive by an estimated $0.09 per diluted share for the first full fiscal year following integration."

"We are thrilled that a quality organization like First Midwest will continue to serve our customers, communities, and employees with the same commitment as Bank Calumet," said Calvin Bellamy, Chairman and Chief Executive Officer of Bank Calumet. "First Midwest's community banking values are similar to those that have driven our business over the past 72 years, and we are confident that this transaction will enable us to remain the local bank of choice well into the future."

First Midwest expects to complete this acquisition early in the second quarter of 2006, subject to customary closing conditions, including regulatory approvals and approval by Bank Calumet's shareholders.

First Midwest's franchise in the Chicago metropolitan area will be expanded substantially upon completion of this acquisition. First Midwest would have 80 branches in the Chicago metropolitan area, ranking First Midwest sixth among Chicago area banks. In addition, First Midwest would rank 11th in the Chicago metropolitan area in aggregate deposits. Importantly, 75% of Bank Calumet's deposits were transactional as of September 30, 2005, a significantly higher proportion than is normally found in such a community bank franchise.

As of September 30, 2005, Bank Calumet managed almost $850 million in trust assets, which would be combined with the $2.6 billion in assets already managed by First Midwest. This combination would move First Midwest to the position of the seventh largest trust asset manager among banks domiciled in the State of Illinois.

First Midwest will conduct a conference call at 10:00 a.m. (Central Standard Time) on Tuesday, December 13, 2005 to discuss the transaction. The event will be available in the Investor Relations section of First Midwest's web site at www.firstmidwest.com. The dial-in telephone number for the call is (U.S./Canada) 866-578-5788 or (International) 617-213-8057; passcode ID 75719083. Please call 10 to 15 minutes before the scheduled start of the teleconference. A replay of the call will also be available for 7 days, one hour after the event at the same web site address or by calling (U.S./Canada) 888-286-8010 or (International) 617-801-6888; passcode ID 36845777. A presentation by First Midwest regarding the acquisition of Bank Calumet is available in the Investor Relations section of First Midwest's web site at www.firstmidwest.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties, including those factors described in First Midwest's 2004 Form 10-K and other filings with the U.S. Securities and Exchange Commission. In addition, these forward-looking statements are also subject to the timing of the closing of the acquisition, the impact of mark-to-market adjustments required by purchase accounting and issues that may arise in connection with the integration of Bank Calumet, including the inability to achieve expected cost savings within the expected time frame as well as market conditions that may impact the pricing of securities to be offered by the Company to finance the acquisition. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 69 offices located in 49 communities, primarily in northeastern Illinois. First Midwest was the only bank honored by Chicago magazine as one of the 25 best places to work in Chicago.

Bank Calumet, Inc. is a $1.1 billion one-bank holding company headquartered in Hammond, Indiana. Bank Calumet's wholly owned subsidiary, Bank Calumet, National Association, was established in 1933.

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